EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Korn/Ferry International Third Amended and Restated 2008 Stock Incentive Plan of our reports dated June 28, 2016, with respect to the consolidated financial statements and schedule of Korn/Ferry International and subsidiaries and the effectiveness of internal control over financial reporting of Korn/Ferry International and subsidiaries included in its Annual Report (Form 10-K) for the year ended April 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 14, 2016